THIS SUBORDINATED SECURED NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SUBORDINATED SECURED NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS SUBORDINATED SECURED NOTE OR SUCH SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CNS RESPONSE, INC.
FORM OF SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

$_______________	Date of Issuance: ____________________
Aliso Viejo, California

FOR VALUE RECEIVED, CNS Response, Inc., a Delaware corporation (the “Company”), promises to pay to ______________________ (“Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of _______________________ ($____), together with a single payment of accrued interest calculated based on the actual days outstanding and a 360 day year at a rate of nine percent (9%).  Such interest shall be paid pursuant to Section 2 below (“Interest Payment”).  All unpaid principal, together with the accrued interest and other amounts payable under this Subordinated Convertible Promissory Note (this “Subordinated Secured Note”) shall be due and payable, unless converted in accordance with Section 6 hereof, on the earliest of (i) the maturity date of twelve months from the date of issuance, (ii) prepayment of this Subordinated Secured Note pursuant to Section 3 below, or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are made due and payable in accordance with the terms hereof.   This Subordinated Secured Note is one of a series of Subordinated Secured Notes (the “Subordinated Secured Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of October 18, 2011, by and among the Company and each of the entities set forth on Schedule A thereto (the “Agreement”), except that Sections 6(a)(ii) and 6(c)(iii) and the proviso in the definition of “Conversion Price” in Section 6(b) of this Subordinated Secured Note may not be amended, waived or modified without the written consent of the Company and the Holder.  The Subordinated Secured Notes are subordinated in all respects to the Company’s obligations under the secured convertible promissory notes (the “Senior Notes”) issued pursuant to the Note and Warrant Purchase Agreement, dated as of October 1, 2010, by and between the Company and the Investors listed on Schedule A thereto, and the related guaranties issued in favor of certain holders of such notes by the guarantors thereof, and amended by an Amendment and Conversion Agreement, dated as of September 30, 2011, by and between the Company and the Investors signatory thereto.   The Subordinated Secured Notes are pari passu with the subordinated convertible promissory notes (the “Pari Passu Notes”) issued pursuant to the Note and Warrant Purchase Agreement, dated as of January 20, 2011, by and between the Company and the Investors listed on Schedule A thereto, and amended by an separate Amendment and Conversion Agreement, dated as of September 30, 2011, by and between the Company and the Investors signatory thereto.  A second position security interest in the Collateral (as defined in the Amended and Restated Security Agreement defined below) is granted to the holders of the Subordinated Secured Notes and holders of the Pari Passu Notes in accordance with the terms of the Amended and Restated Security Agreement, which security interest will be subordinated to the security interest in the Collateral granted to the holders of the Senior Notes and related guarantors under the Amended and Restated Security Agreement.

The following is a statement of the rights of Holder and the conditions to which this Subordinated Secured Note is subject, and to which the Company and Holder agree:
November Note

1.      Definitions.  As used in this Subordinated Secured Note, the following capitalized terms have the following meanings:

(a)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)           “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg Financial Markets, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c)           “Company” includes the corporation initially executing this Subordinated Secured Note and any Person which shall succeed to or assume the obligations of the Company under this Subordinated Secured Note.

(d)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(e)           “Holder” shall mean the Person specified in the introductory paragraph of this Subordinated Secured Note or any other Person who is the registered holder of this Subordinated Secured Note.

(f)           “Majority Holders” means the holders of Subordinated Secured Notes representing at least a majority of the aggregate principal amount outstanding under all of the Subordinated Secured Notes issued pursuant to the Agreement.

(g)           “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(h)           “Outstanding Debt” shall mean, as of a particular time, the sum of (i) the then outstanding principal amount of this Subordinated Secured Note and (ii) the amount of interest due pursuant to the Interest Payment.

(i)           “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)           “Principal Market” means the OTC Bulletin Board or principal stock exchange or trading market for the Common Stock, if any.

(k)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(l)            “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(m)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(n)           “Amended and Restated Security Agreement” means that certain Amended and Restated Security Agreement, dated as of September 30, 2011, by and between the Company and Paul Buck, as administrative agent on behalf of the Secured Parties (as defined therein).

(o)           “Qualified Offering” means the issuance by the Company of shares of Common Stock and/or other securities in a public offering at a per share price to be determined by the Company (the “Offering Price”), with such offering to yield gross proceeds to the Company of at least $10 million.

2.      Interest Payment.  Subject to Section 3, the Interest Payment shall be payable at the same time the principal amount of the Subordinated Secured Note is repaid as described in the first paragraph hereof.

3.      Prepayment.  This Subordinated Secured Note may be prepaid, in whole or part, at any time by the Company.  All prepayment amounts shall first be applied to any accrued interest with the remainder applied towards the outstanding principal (“Full Prepayment” or “Partial Prepayment”).  Holder agrees to deliver the original of this Subordinated Secured Note (or a notice to the effect that the original Subordinated Secured Note has been lost, stolen or destroyed along with an indemnity with respect thereto in a form satisfactory to the Company) at the closing of the Full Prepayment for cancellation or Partial Prepayment for the appropriate principal adjustment; provided, however, that upon Full Prepayment of the amounts set forth above with respect to the Outstanding Debt, the Outstanding Debt shall be deemed satisfied and paid in full and the Company shall have no other obligation with respect to the Outstanding Debt, whether or not this Subordinated Secured Note is delivered for cancellation as set forth in the preceding sentence.

4.      Notice of Defaults.  The Company shall furnish to Holder written notice of the occurrence of any Event of Default hereunder promptly following the occurrence thereof.

5.      Events of Default.

(a)           The occurrence of any of the following shall constitute an “Event of Default”:

(i)      Failure of the Company to pay the principal or the Interest Payment on this Subordinated Secured Note when due.

(ii)     Failure of the Company to perform or observe any covenant or agreement as required by this Subordinated Secured Note or the Agreement and continuation of such failure for a period of ten (10) days following written notice from Holder.

(iii)    The Company commences a voluntary bankruptcy filing.

(iv)    A court of competent jurisdiction enters an order of decree under any bankruptcy law that is not vacated, set aside or reversed within sixty (60) days.

(v)     Any representation or warranty of the Company made in this Subordinated Secured Note or the Agreement is proven not to have been true and correct in any material respect as of the date of this Subordinated Secured Note.

(b)           If an Event of Default occurs and is continuing, Holder may exercise any or all of the following rights and remedies:

(i)      Declare the Subordinated Secured Note and the Interest Payment be immediately due and payable, and upon such declaration, the Subordinated Secured Note and the Interest Payment shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(ii)     Exercise any and all other rights and remedies available to Holder and otherwise available to creditors at law and in equity.

6.      Conversion. The Subordinated Secured Notes shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 6.

(a)           Conversion Right.

(i)           At any time or times on or after the date hereof, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 6(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock equal to or in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount.

(ii)           If the Holder chooses to convert the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 6(c)(iii) hereof, then, at the time specified in Section 6(c)(iii), the Conversion Amount shall be converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock equal to or in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 6(a) (the “Conversion Rate”) shall be determined by dividing the Conversion Amount by the Conversion Price.

“Conversion Amount” means the sum of (A) the portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid interest with respect to such principal.

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.10, subject to adjustment as provided herein; provided that, in the case of any conversion pursuant to Section 6(c)(iii) hereof, “Conversion Price” shall mean the lesser of $0.10 or the Offering Price.

(c)           Mechanics of Conversion.

(i)           Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 6(c)(ii), cause the Subordinated Secured Note to be delivered to the Company as soon as practicable on or following such date.  On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”).  On or before 4:00 p.m., New York Time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the Subordinated Secured Note is physically surrendered for conversion as required by Section 6(c)(ii) and the outstanding principal of the Subordinated Secured Note is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Subordinated Secured Note and at its own expense, issue and deliver to the Holder a new Subordinated Secured Note representing the outstanding principal not converted.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Subordinated Secured Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)           Book-Entry. Subject to Section 6(c)(iii) hereof, upon conversion of any portion of the Subordinated Secured Note in accordance with the terms hereof, the Holder shall not be required to physically surrender the Subordinated Secured Note to the Company unless (A) the full Conversion Amount represented by the Subordinated Secured Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of the Subordinated Secured Note.  The Holder and the Company shall maintain records showing the principal and interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Subordinated Secured Note upon conversion.

(iii)  Conversion or Redemption at Option of Holder.  Notwithstanding Sections 6(c)(i) and 6(c)(ii) hereof, if and when the Qualified Offering is consummated, the Conversion Amount shall be either (I) converted into shares of Common Stock concurrently with the consummation of the Qualified Offering or (II) redeemed for cash, with the choice between conversion and redemption being at the sole option of the Holder.  The date on which the Qualified Offering is consummated is also referred to herein as the “Closing Date.”  If the Holder has chosen to convert the Conversion Amount, then, on or before 4:00 p.m., New York Time, on the tenth (10th) Business Day following such Closing Date (the “Share Delivery Date”), the Company shall (i) issue and deliver to the address as specified in the executed Conversion Notice (a form of which is attached hereto as Exhibit I), a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (ii), if the Subordinated Secured Note was converted only in part, make payment to the Holder in U.S. dollars for the unconverted principal amount and accrued and unpaid interest thereon, if any.  If the Holder has chosen to redeem the Conversion Amount for cash, then, on or before 4:00 p.m., New York Time, on the Share Delivery Date, the Company shall make payment to the Holder in U.S. dollars for the Conversion Amount. If the Company complies with the terms of this Section 6(c)(iii), then, on the date on which it so complies, the Outstanding Debt shall be deemed satisfied and paid in full and the Company shall have no other obligation with respect to the Outstanding Debt, whether or not this Subordinated Secured Note is delivered for cancellation.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Subordinated Secured Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Closing Date.

7.      Rights upon Issuance of Other Securities

(a)  Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends.  If the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event.

(c)           (i)           Adjustment of Conversion Price upon Cash Dividends and Distributions.  If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution.  The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 7(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 7(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

(ii)           Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets.  If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 7(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Company’s board of directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date.  Notwithstanding the foregoing, if the securities distributed by the Company to the record holders of any class of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction the numerator of which shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period (as defined below) and of which the denominator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the Principal Market or any national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Sale Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences.

(d)  Ratchet. In the event the Company shall issue Common Stock, or securities convertible, exchangeable or exercisable into Common Stock (excluding in each case shares issued (i) in any of the transactions described in Subsections (a), (b) and (c) above, (ii) upon exercise of options granted to the Company’s employees, directors, consultants or officers under a plan or plans or individual compensation arrangements adopted by the Company’s board of directors, if such shares would otherwise be included in this Subsection (d), (iii) upon conversion of shares or exercise of options and warrants outstanding as of the date hereof, or (iv) to shareholders of any Company which merges into the Company in proportion to their stock holdings of such Company immediately prior to such merger, upon such merger), for consideration per share, exercise price per share, conversion price per share or exchange price per share (as the case may be)(“Offering Price”) less than the then applicable Conversion Price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal such Offering Price.  Such adjustment shall be made successively whenever any such issuance is made.

(e)  Other Events; Other Dividends and Distributions.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make in good faith an adjustment in the Conversion Price so as to protect the rights of the Holder under the Subordinated Secured Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(f)  Notice of Adjustment.  Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall promptly mail notice of such adjustment to each Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

8.      Successors and Assigns.  Subject to the restrictions on transfer described in Sections 10 and 12 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.      Waiver and Amendment.  Sections 6(a)(ii) and 6(c)(iii) herein (Conversion or Redemption at Option of Holder) and the proviso in the definition of “Conversion Price” in Section 6(b) herein may not be amended, waived or modified without the written consent of the Company and the Holder, and any such amendment, waiver or modification shall be binding upon the Company and the Holder, but shall not affect any other Subordinated Secured Note or holder thereof.  Any provision of this Subordinated Secured Note other than Sections 6(a)(ii), 6(c)(iii) and the proviso in the definition of “Conversion Price” in Section 6(b) may be amended, waived or modified upon the written consent of the Company and the Majority Holders, and any such amendment, waiver or modification shall be binding upon the Company and each holder of Subordinated Secured Notes, it being understood and agreed that such written consent will affect all Subordinated Secured Notes and be binding on all holders thereof regardless of whether any particular holder executed such consent.

10.    Transfer of this Subordinated Secured Note.  With respect to any offer, sale or other disposition of this Subordinated Secured Note, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect, as applicable).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Subordinated Secured Note, all in accordance with the terms of the notice delivered to the Company.  This Subordinated Secured Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Subordinated Secured Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Subordinated Secured Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Subordinated Secured Note for the purpose of receiving all payments of principal and the Premium Payment and for all other purposes whatsoever, whether or not this Subordinated Secured Note shall be overdue and the Company shall not be affected by notice to the contrary.  Notwithstanding the foregoing, Holder may assign this Subordinated Secured Note to an affiliated entity without the prior written consent of the Company so long as such assignment complies with applicable law.

11.    Assignment by the Company.  Neither this Subordinated Secured Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (other than by operation of law) by the Company without the prior written consent of the Majority Holders.

12.    Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as a party shall have furnished to the other party in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

13.    Employees and Agents.  Holder may take any action hereunder by or through agents or employees so long as such agents or employees are duly authorized to so act on behalf of the Holder.

14.    Payment.  Payment shall be made in lawful tender of the United States.

15.    Expenses; Waivers.  If this Subordinated Secured Note is not paid when due and Holder takes any action to enforce Holder’s rights hereunder, the Company shall promptly pay upon demand by Holder all such reasonable costs of collection, including reasonable attorneys’ fees, whether or not litigation is commenced.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.  The Company also shall pay for all attorney’s fees incurred by Holder related to the drafting and preparation of this Subordinated Secured Note.

16.    Governing Law.  This Subordinated Secured Note and all actions arising out of or in connection with this Subordinated Secured Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

17.    Effectiveness.  This Subordinated Secured Note shall become effective upon the execution by the Company and Holder.

18.   Second Position Security Interest.  The obligations of the Company under this Subordinated Secured Note are secured by a second position security interest in the Collateral, which security interest shall be subordinated to the first position security interest in the Collateral held by the holders of the Senior Notes and related guarantors under the Amended and Restated Security Agreement, and which security interest shall be pari passu with the second position security interest in the Collateral held by the holders of the Pari Passu Notes.  The second position security interest granted to the holders of Subordinated Secured Notes and Pari Passu Notes shall be in accordance with, and entitled to the benefits of, the Amended and Restated Security Agreement, except that such benefits, with respect to holders of all Subordinated Secured Notes and Pari Passu Notes, shall expire on the date that holders of a majority of the aggregate principal amount issued of Subordinated Secured Notes and Pari Passu Notes (on a combined basis) have converted their Subordinated Secured Notes or Pari Passu Notes, as the case may be, in accordance with the terms hereof.

[Signatures Appear on Following Page]

The Company has caused this Subordinated Secured Note to be issued as of the date first written above and agrees to all the terms set forth above.

CNS RESPONSE, INC.

By:
Name:
Title:

Address:	85 Enterprise, Suite 410
Aliso Viejo, CA 92656

Accepted and agreed:

HOLDER:

Name and Position

Address:

EXHIBIT I

CNS RESPONSE, INC.
CONVERSION NOTICE

Reference is made to the Subordinated Convertible Promissory Note (the “Subordinated Secured Note”) issued to the undersigned by CNS Response, Inc. (the “Company”).  In accordance with and pursuant to the Subordinated Secured Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Subordinated Secured Note) of the Subordinated Secured Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Subordinated Secured Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)